                                      EXHIBIT 5


                              Brown, Todd & Heyburn PLLC
                                3200 Providian Center
                              Louisville, Kentucky 40202


                                     May 17, 1996


Peoples First Corporation
100 South Fourth Street
Paducah, Kentucky  42002

       Re: ACQUISITION BY PEOPLES FIRST CORPORATION OF GUARANTY FEDERAL SAVINGS BANK

Gentlemen:

       We are acting as counsel for Peoples First Corporation ("PFC"), a Kentucky corporation and registered bank and savings and loan holding company, in connection with the proposed acquisition (the "Acquisition") of Guaranty Federal Savings Bank (the "Bank"), a federally chartered savings bank, by PFC pursuant to the terms of an Acquisition Agreement (the "Agreement") dated as of February 16, 1996, as amended, and the related Plan and Agreement of Merger (the "Plan of Merger"). Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

       The Agreement provides that at the time the Acquisition becomes effective in accordance with the Agreement and the Plan of Merger (i) a newly organized federal savings bank subsidiary of PFC will be merged into the Bank, and (ii) each issued and outstanding share of Bank Common Stock owned by the Bank's shareholders (other than shares owned by Bank shareholders who properly exercise their right to dissent) will be converted into a number of shares of PFC Common Stock determined in accordance with Section 3.04 of the Agreement and the right to receive a cash payment in lieu of any fractional share of PFC Common Stock.

       A Registration Statement is expected to be filed with the Securities and Exchange Commission on or about May 20, 1996 (the "Registration Statement"), to register the shares of PFC Common Stock to be issued in the Acquisition under the Securities Act of 1933, as amended.

       We have examined and relied upon originals or copies, certified to our satisfaction, of such corporate records, documents, orders, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended.

       Based upon the foregoing, we are of the opinion that subject to the approval of the Agreement and the Plan of Merger by the shareholders of the Bank and the satisfaction or waiver of all the other conditions set forth in the Agreement, appropriate corporate proceedings, the approval and endorsement of Articles of Merger by the Office of Thrift Supervision ("OTS") and the approval of the Acquisition and related transactions by the OTS, the Board of Governors of the Federal Reserve System and all other relevant regulatory agencies, the shares of PFC Common Stock to be issued in connection with the Acquisition will be duly authorized, validly issued, fully paid and nonassessable.

       We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under "Legal Matters" in the Prospectus-Proxy Statement contained in the Registration Statement.

                                       Sincerely,

                                       BROWN, TODD & HEYBURN PLLC

                                       By /s/ Alan K. MacDonald
                                          Alan K. MacDonald, Member